Exhibit 99.1

         Hudson United Bancorp Authorizes 10% Share Repurchase Program

    MAHWAH, N.J.--(BUSINESS WIRE)--April 18, 2005--The Board of Directors of Hudson United Bancorp ("the Company") (NYSE: HU) has authorized the repurchase of up to 4,500,000 shares of outstanding common stock of the Company, which represents approximately 10% of the outstanding shares.
    Under the program, repurchases may be made from time to time in the open market or in privately negotiated transactions at prevailing market prices. The Company may use the shares repurchased under the program for general corporate purposes. The Company currently has 45,030,405 common shares outstanding. The stock repurchase program will expire on April 15, 2007.

    Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has 204 offices in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bancorp's subsidiaries offer a full array of innovative products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services including asset based loans, SBA loans, international services, merchant services and cash management services. Wealth management services are also provided to individuals and businesses. Public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations. Visit our website at www.hudsonunitedbank.com

    Cautionary Statement Concerning Forward-Looking Statements

    The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as "expect," "anticipate," "look," "view," "opportunities," "allow," "continues," "reflects," "believe," "may," "will," "should" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. The Company assumes no obligation for updating any such forward-looking statement at any time. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the availability of the necessary capital to make repurchases and a decline in the economy in New Jersey.



    CONTACT: Hudson United Bancorp
             Kenneth T. Neilson, 201-236-2631